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                                   Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Supervisory Board of Management of
Koninklijke Philips Electronics N.V.

We consent to the incorporation by reference in the Registration Statements (No. 333-119375, 333-104104, 333-87852, 333-75542 and 333-39204) on Form S-8 of
Koninklijke Philips Electronics N.V. of our report dated October 29, 2004 relating to the statements of financial condition of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan as of July 31, 2004 and 2003 and the related statements of income and changes in plan equity for each of the years in the three-year period ended July 31, 2004, which report appears in the Annual Report of Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan on Form 11-K.

/s/ KPMG LLP
New York, New York
October 29, 2004